EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

Re: Mercedes-Benz Financial Services USA LLC in its capacity as Servicer (the “Servicer”) under the Sale and Servicing Agreement, dated as of September 1, 2021, among Mercedes-Benz Auto Receivables Trust 2021-1, as Issuer, Mercedes-Benz Retail Receivables LLC f/k/a Daimler Retail Receivables LLC, as Depositor, and Mercedes-Benz Financial Services USA LLC, as Seller and Servicer (the “Servicing Agreement”), for the period from January 1, 2023, to December 31, 2023 (the “Reporting Period”).

I, Christian Rottenkolber, certify that:

(a)	A review of the Servicer’s activities during the Reporting Period and of its performance under the Servicing Agreement has been made under my supervision.

(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period.

Dated: March 20, 2024

/s/ Christian Rottenkolber
Name: Christian Rottenkolber
Title: Vice President and Chief Financial Officer